Exhibit 99.1

January 17, 2013

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Bruce MacPherson	Cynthia Williams
Executive Vice President	Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478

BB&T produces record annual earnings in 2012

4th quarter earnings up 29% to $506 million

EPS totals $0.71, up 29%

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported fourth quarter net income available to common shareholders of $506 million, an increase of 29% compared to $391 million reported in the fourth quarter of 2011. Earnings per diluted common share totaled $0.71, an increase of 29% compared to $0.55 earned in the fourth quarter of last year. The return on average assets increased to 1.20% in the quarter compared with 0.93% in the fourth quarter last year. The return on average common shareholders’ equity was 10.5%, up from 8.8% for the same quarter last year.

For 2012, BB&T reported record net income available to common shareholders of $1.9 billion, an increase of 49% compared to $1.3 billion in 2011. For 2012, earnings per diluted common share totaled $2.70 compared with $1.83 per diluted common share earned in 2011. This reflects an increase of 48%.

“2012 was an outstanding year for BB&T,” said Chairman and Chief Executive Officer Kelly S. King. “We achieved record net income for the year and accomplished most of our strategic initiatives. Noninterest income grew 23% annually, led by record performances in mortgage banking, insurance and investment banking and brokerage. Our performance benefited from strong improvement in credit costs and more than 6% growth in net interest income. Net interest margin remained strong at 3.84% for the quarter. We are pleased noninterest expenses were essentially flat compared to a year ago even though we added Crump Insurance and BankAtlantic during the year. We were also successful in generating positive operating leverage.

“Despite a challenging environment and seasonal headwinds, average loans held for investment continued to grow. The increase was led by C&I, direct retail and residential mortgage, which were each up more than 5% compared to last quarter on an annualized basis.

“Average deposits increased nearly 10% and noninterest-bearing deposits are up 25% on an annualized basis. The deposit mix also improved, which resulted in interest-bearing deposit costs declining by 18 basis points from the fourth quarter of last year.

“Importantly, we continue to produce broad-based improvement in credit.” King said. “Nonperforming assets declined 11% compared to last quarter. This improvement includes a 23% reduction in foreclosed real estate to the lowest level in five years. Net charge-offs, excluding covered loans, were 1.04%, the lowest level in four years.

“I am equally proud we have accomplished our mission in other ways. BB&T’s associates won industry-leading recognition for serving our clients and positively influenced the lives of more than 1.6 million people in our communities through our annual Lighthouse Project. We also assumed a leadership role in advocating the importance of the financial services industry to produce a healthier economy.”

Fourth Quarter 2012 Performance Highlights

•	Average total loans and leases held for investment increased 3.0% on an annualized basis compared to the third quarter of 2012
o	Average C&I loans increased 5.4%
o	Average CRE - other loans increased 7.7%
o	Average direct retail loans increased 6.3%
o	Average residential mortgage loans increased 5.7%
o	Average revolving credit loans increased 8.2%
o	Average residential ADC loans declined 35.3%

•	Total revenues for the fourth quarter were $2.5 billion, up 8.0% annualized link quarter
o	Net interest income totaled $1.5 billion, up 5.1% annualized compared to the third quarter of 2012 adjusted for a $26 million benefit for accelerated amortization of hedge gains
o	Noninterest income was $1.0 billion, up 23.5% due to strong mortgage, insurance and investment banking and brokerage results
o	Achieved positive operating leverage

•	Average deposits increased $3.1 billion, or 9.5% on an annualized linked quarter basis
o	Average noninterest-bearing deposits increased $1.9 billion, or 24.7%
o	Interest-bearing deposits cost fell 4 basis points to 0.38% this quarter

•	Asset quality measures improved significantly
o	Nonperforming assets decreased $182 million, or 10.6% excluding covered assets
o	As a percentage of total assets, nonperforming assets, excluding covered assets, decreased from 0.97% last quarter to 0.85%

o	Net charge-offs, excluding covered loans, totaled 1.04% of average loans for the quarter.

•	Capital levels remained strong
o	Tangible common equity was 6.9%
o	Tier 1 common equity was 9.7%
o	Tier 1 risk-based capital was 11.4%
o	Leverage capital was 8.2%
o	Total capital was 14.3%

#-#-#

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q4	Q3	Q4	Q4 12 vs.	Q4 12 vs.
	2012	2012	2011	Q3 12	Q4 11

Net income available to common shareholders	$506	$469	$391	$37	$115
Diluted earnings per common share	0.71	0.66	0.55	0.05	0.16

Net interest income - taxable equivalent	$1,513	$1,520	$1,489	$(7)	$24
Noninterest income	1,020	963	922	57	98
Total revenue	$2,533	$2,483	$2,411	$50	$122

Return on average assets (%)	1.20	1.10	0.93	0.10	0.27
Return on average common shareholders' equity (%)	10.51	9.94	8.76	0.57	1.75
Return on average tangible common shareholders'
equity (%)	17.80	17.01	14.36	0.79	3.44
Net interest margin - taxable equivalent (%)	3.84	3.94	4.02	(0.10)	(0.18)
Efficiency ratio (1) (%)	55.3	55.2	53.5	0.1	1.8

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2012 compared to Fourth Quarter 2011

Consolidated net income available to common shareholders for the fourth quarter of 2012 was $506 million, up 29.4% compared to $391 million earned during the same period in 2011. On a diluted per common share basis, earnings for the fourth quarter of 2012 were $0.71, up 29.1% compared to $0.55 for the same period in 2011. BB&T’s results of operations for the fourth quarter of 2012 produced an annualized return on average assets of 1.20% and an annualized return on average common shareholders’ equity of 10.51% compared to prior year ratios of 0.93% and 8.76%, respectively. BB&T’s return on average tangible common shareholders’ equity was 17.80% for the fourth quarter of 2012 compared to 14.36% for the same quarter of the prior year.

Total revenues were $2.5 billion for the fourth quarter of 2012, up $122 million compared to the fourth quarter of 2011. The increase in total revenues included $24 million of higher taxable-equivalent net interest income, which was primarily driven by a 21.4% decrease in funding costs from the same quarter of the prior year. This decrease reflects the redemption of approximately $3.2 billion of junior debt to unconsolidated trusts that occurred during the second and third quarters of 2012, and an 18 basis point reduction in interest-bearing deposit costs for the fourth quarter of 2012 compared to the same period of the prior year. Net interest margin was 3.84%, down 18 basis points compared to the fourth quarter of 2011, which reflects covered loan run-off and lower yields on new loans and securities partially offset by the lower funding costs described above.

Noninterest income increased $98 million, primarily attributable to a $108 million increase in insurance income and a $96 million increase in mortgage banking income offset by a $103 million decrease in net securities gains. The increase in insurance income included approximately $83 million as a result of the acquisition of the life and property and casualty insurance operating divisions of Crump Group Inc. (“Crump Insurance”) on April 2, 2012, as well as the benefit of other acquisitions that closed in the fourth quarter of 2011 and firming market conditions for insurance premiums. The increase in mortgage banking income included $93 million of higher gains on residential mortgage loan originations and sales.

The provision for credit losses, excluding covered loans, for the fourth quarter of 2012 totaled $256 million, compared to $223 million for the fourth quarter of 2011. The increase in the provision for credit losses reflects a smaller reserve release in the fourth quarter of 2012 than was recorded in the same quarter of the prior year. Net charge-offs, excluding covered loans, for the fourth quarter of 2012 were $85 million lower than the fourth quarter of 2011 reflecting improved credit quality.

Noninterest expenses were $1.5 billion for the fourth quarter of 2012, a decrease of $130 million, or 8.0%, compared to the fourth quarter of 2011. The decrease in noninterest expenses was primarily due to a $298 million decrease in foreclosed property expense, which was the result of losses and writedowns in the earlier quarter when management accelerated a more aggressive approach to reduce foreclosed real estate. This decrease was partially offset by a $144 million increase in personnel expense primarily due to the Crump Insurance and BankAtlantic acquisitions, increased production-related incentives and commissions and certain other increases in salaries and benefits.

The provision for income taxes was $207 million for the fourth quarter of 2012 compared to $84 million for the fourth quarter of 2011. The effective tax rate for the fourth quarter of 2012 was 27.4% compared to 17.4% for the prior year’s fourth quarter. The increase in the effective tax rate was primarily due to higher levels of pre-tax earnings relative to permanent tax differences in 2012 compared to 2011.

Fourth Quarter 2012 compared to Third Quarter 2012

Consolidated net income available to common shareholders for the fourth quarter of 2012 was $506 million, up $37 million, compared to $469 million earned during the third quarter of

2012. On a diluted per common share basis, earnings for the fourth quarter of 2012 were $0.71, up $0.05, or an annualized 30.1%, compared to the amount earned in the third quarter of 2012. BB&T’s results of operations for the fourth quarter of 2012 produced an annualized return on average assets of 1.20% and an annualized return on average common shareholders’ equity of 10.51% compared to prior quarter ratios of 1.10% and 9.94%, respectively. BB&T’s return on average tangible common shareholders’ equity was 17.80% for the fourth quarter of 2012 compared to 17.01% for the prior quarter.

Total revenues were $2.5 billion for the fourth quarter of 2012, up $50 million compared to the third quarter of 2012. The increase in total revenues was primarily the result of higher noninterest income, largely attributable to a $29 million increase in insurance income and a $20 million increase in mortgage banking income. Net interest margin was 3.84% for the fourth quarter of 2012, down 10 basis points compared to the prior quarter. This decline is largely attributable to a $26 million benefit from amortization of deferred hedge gains and issuance costs recorded in the third quarter that resulted from the accelerated redemption of the Company’s trust preferred securities.

The provision for credit losses, excluding covered loans, for the fourth quarter of 2012 increased $12 million compared to the third quarter of 2012 as a result of a smaller reserve release in the fourth quarter of 2012 compared to the prior quarter. Net charge-offs, excluding covered loans, for the fourth quarter of 2012 were $8 million lower than the third quarter of 2012.

Noninterest expenses were $1.5 billion for the fourth quarter of 2012, a decline of $41 million compared to the third quarter of 2012. The decrease in noninterest expenses was primarily due to a $32 million decline in merger-related and restructuring charges as a result of BankAtlantic merger-related charges recorded in the third quarter, decreases in loan-related expenses totaling $12 million, and a $27 million decline in other expenses. These decreases were partially offset by a $26 million increase in personnel expense, primarily due to higher variable pay commissions and incentives, and a $10 million increase in professional services expense.

The provision for income taxes was $207 million for the fourth quarter of 2012 compared to $177 million for the third quarter of 2012. This produced an effective tax rate for the fourth quarter of 2012 of 27.4% compared to 26.3% for the prior quarter.

REVENUE, NET OF PROVISION IMPACT				Change	Change
FROM COVERED ASSETS (1)	Q4	Q3	Q4	Q4 12 vs.	Q4 12 vs.
(dollars in millions)	2012	2012	2011	Q3 12	Q4 11

Interest income ― covered loans	$166	$175	$244	$(9)	$(78)
Interest income ― covered securities	48	44	43	4	5
Total interest income	214	219	287	(5)	(73)
Provision for covered loans	4	―	(49)	4	53
FDIC loss share income, net	(97)	(90)	(46)	(7)	(51)
Net revenue after provision for covered loans	$121	$129	$192	$(8)	$(71)

FDIC loss share income, net
Offset to provision for covered loans	$(3)	$ ―	$39	$(3)	$(42)
Accretion due to credit loss improvement	(74)	(73)	(71)	(1)	(3)
Accretion for securities	(20)	(17)	(14)	(3)	(6)
	$(97)	$(90)	$(46)	$(7)	$(51)

(1) Presents amounts related to covered loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

Fourth Quarter 2012 compared to Fourth Quarter 2011

Interest income for the fourth quarter of 2012 on covered loans and securities acquired in the Colonial acquisition decreased $73 million compared to the fourth quarter of 2011 primarily due to decreased interest income on covered loans of $78 million reflecting lower average covered loan balances. The yield on covered loans for the fourth quarter of 2012 was 18.98% compared to 18.96% in 2011. At December 31, 2012, the accretable yield balance on these loans was $917 million. Accretable yield represents the excess of expected future cash flows above the current net carrying amount of loans and will be recognized in income over the remaining life of the covered and acquired loans.

There was a slight provision recovery for covered loans in the fourth quarter of 2012 compared to a provision of $49 million in the fourth quarter of 2011. The provision for covered loans in the earlier quarter was primarily the result of deterioration in certain loan pools based on the cash flow reassessment process.

FDIC loss share income, net was a negative $97 million for the fourth quarter of 2012 primarily due to negative accretion attributable to the offset for the cumulative impact of cash flow reassessments for covered loans and negative accretion for covered securities. The negative accretion related to the improvement in credit losses is recognized on a level yield basis over the life of the related FDIC loss share asset, which has a shorter weighted average life than the corresponding loans.

Fourth Quarter 2012 compared to Third Quarter 2012

Interest income on covered loans and securities acquired in the Colonial acquisition was $5 million lower in the fourth quarter of 2012 compared to the third quarter of 2012 primarily due to lower average covered loan balances. The yield on covered loans for the fourth quarter of 2012 was 18.98%, up slightly compared to 18.21% in the prior quarter.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 12 vs.	Q4 12 vs.
	2012	2012	2011	Q3 12	Q4 11
				(annualized)
Insurance income	$362	$333	$254	34.6	42.5
Service charges on deposits	149	142	142	19.6	4.9
Mortgage banking income	231	211	135	37.7	71.1
Investment banking and brokerage fees and
commissions	98	90	75	35.4	30.7
Checkcard fees	49	48	42	8.3	16.7
Bankcard fees and merchant discounts	61	62	55	(6.4)	10.9
Trust and investment advisory revenues	47	46	42	8.6	11.9
Income from bank-owned life insurance	29	30	30	(13.3)	(3.3)
FDIC loss share income, net	(97)	(90)	(46)	30.9	110.9
Securities gains (losses), net	―	(1)	103	NM	(100.0)
Other income	91	92	90	(4.3)	1.1
Total noninterest income	$1,020	$963	$922	23.5	10.6

Fourth Quarter 2012 compared to Fourth Quarter 2011

Noninterest income was $1.0 billion for the fourth quarter of 2012 compared to $922 million for the fourth quarter of 2011, an increase of $98 million, or 10.6%. Insurance income was $108 million higher, primarily due to the acquisition of Crump Insurance on April 2, 2012, which added approximately $83 million in revenue for the quarter, and firming market conditions for insurance premiums. Mortgage banking income improved $96 million, or 71.1%, as a result of $93 million in higher gains on residential mortgage loan production and sales. Investment banking and brokerage fees and commissions increased $23 million compared to the prior year quarter as a result of a higher level of debt and equity offerings in the current quarter and increased investment commission fee income. FDIC loss share income decreased $51 million compared to the fourth quarter of 2011 primarily as a result of a $42 million lower offset to the provision for covered loans. Net securities gains (losses) decreased $103 million compared to the fourth quarter of 2011 due to $137 million in lower gains on securities sold and a decrease in other-than-temporary impairments totaling $34 million.

Fourth Quarter 2012 compared to Third Quarter 2012

Noninterest income for the fourth quarter of 2012 increased $57 million, or 23.5% annualized, compared to the third quarter of 2012. Insurance income increased $29 million compared to the third quarter of 2012, primarily due to a seasonally stronger fourth quarter. Mortgage banking income was up $20 million compared to the prior quarter due to $15 million in higher gains on residential mortgage production and sales. Investment banking and brokerage fees and commissions increased 35.4% annualized, or $8 million, due to improved market conditions.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 12 vs.	Q4 12 vs.
	2012	2012	2011	Q3 12	Q4 11
				(annualized)
Personnel expense	$823	$797	$679	13.0	21.2
Foreclosed property expense	48	54	346	(44.2)	(86.1)
Occupancy and equipment expense	172	166	159	14.4	8.2
Loan-related expense	73	85	59	(56.2)	23.7
Regulatory charges	35	40	46	(49.7)	(23.9)
Professional services	46	36	49	110.5	(6.1)
Software expense	38	36	33	22.1	15.2
Amortization of intangibles	28	31	24	(38.5)	16.7
Merger-related and restructuring charges, net	11	43	16	NM	(31.3)
Other expense	214	241	207	(44.6)	3.4
Total noninterest expense	$1,488	$1,529	$1,618	(10.7)	(8.0)

NM - not meaningful.

Fourth Quarter 2012 compared to Fourth Quarter 2011

Noninterest expense was $1.5 billion for fourth quarter of 2012, a decrease of $130 million compared to the same quarter of 2011. This decrease was primarily due to a decline in foreclosed property expense totaling $298 million, or 86.1%, which reflects the impact of a more aggressive approach to reducing foreclosed property that was undertaken in the fourth quarter of 2011. Foreclosed real estate, excluding covered assets, has decreased $429 million since December 31, 2011, and is now at the lowest level since the third quarter of 2007. Noninterest expense for the fourth quarter of 2012 also included an increase in personnel expense of $144 million, or 21.2%, compared to the same quarter of the prior year. This includes $66 million in personnel expense related to the Crump Insurance acquisition, a $39 million increase in production-related incentives and commissions and other performance incentives, and a $14 million increase in pension expense. Loan-related expense increased $14 million compared to the same quarter of the prior year primarily due to higher expenses related to investor-owned loans. Occupancy and equipment expense increased $13 million largely the result of the Crump Insurance and BankAtlantic acquisitions. Regulatory charges declined $11 million, or 23.9%, as a result of improved credit quality, which has led to lower deposit insurance premiums.

Fourth Quarter 2012 compared to Third Quarter 2012

Noninterest expense was $1.5 billion for the fourth quarter of 2012, a decrease of $41 million compared to the third quarter of 2012. Merger-related and restructuring expense decreased $32 million compared to the prior quarter as a result of contract termination and severance expense recorded in the third quarter related to the BankAtlantic acquisition. Other expenses decreased $27 million due to lower insurance-related expenses and a higher level of operating charge-offs and similar expenses recorded in the third quarter of 2012. Loan-related expense declined $12 million compared to the prior quarter primarily due to lower expenses related to mortgage loan repurchase activity. Personnel expense increased $26 million due to increases in production-related incentives and commissions.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 12 vs.	Q4 12 vs.
	2012	2012	2011	Q3 12	Q4 11
				(annualized)
Commercial and industrial	$38,022	$37,516	$35,232	5.4	7.9
Commercial real estate - other	11,032	10,823	10,839	7.7	1.8
Commercial real estate - residential ADC	1,398	1,534	2,298	(35.3)	(39.2)
Direct retail lending	15,767	15,520	14,183	6.3	11.2
Sales finance loans	7,724	7,789	7,308	(3.3)	5.7
Revolving credit loans	2,280	2,234	2,159	8.2	5.6
Residential mortgage loans	23,820	23,481	20,051	5.7	18.8
Other lending subsidiaries	10,051	9,998	8,627	2.1	16.5
Total loans and leases held for investment
(excluding covered loans)	110,094	108,895	100,697	4.4	9.3
Covered loans	3,477	3,826	5,109	(36.3)	(31.9)
Total loans and leases held for investment	$113,571	$112,721	$105,806	3.0	7.3

Fourth Quarter 2012 compared to Fourth Quarter 2011

Average loans held for investment for the fourth quarter of 2012 totaled $113.6 billion, up $7.8 billion, or 7.3%, compared to the corresponding period of 2011. The increase in average loans and leases was broad-based with notable growth in the residential mortgage, commercial and industrial, direct retail and other lending subsidiaries portfolios. The increase in average loans and leases was partially offset by continued runoff in the commercial real estate – residential ADC and covered loan portfolios. During the fourth quarter of 2012, the classification of certain loans was revised to more accurately depict the nature of the underlying loans. These reclassifications resulted in a reduction in commercial and industrial average balances of approximately $130 million, with a corresponding increase in commercial real estate – other average balances.

Average residential mortgage loans increased $3.8 billion, or 18.8%, compared to the fourth quarter of 2011, which primarily reflects growth from management’s previous strategy of retaining a higher portion of residential mortgage production in the held for investment portfolio.

This strategy was modified late in the second quarter such that the majority of future mortgage production will be directed to the held for sale portfolio. Growth in the average residential mortgage loan portfolio was also impacted by the acquisition of BankAtlantic in the third quarter of 2012. Average commercial and industrial loans increased 7.9% (8.3% adjusted for the reclassification noted above), compared to the fourth quarter of 2011, driven by geographic expansion and broadened industry sector expertise in middle-market corporate lending. Average direct retail loans were up $1.6 billion, or 11.2%, as a result of growth in home equity loans and non-real estate loans generated through the wealth and small business lending channels. Average loans in other lending subsidiaries were up $1.4 billion, or 16.5%, compared to the fourth quarter of 2011, based on strong growth from small ticket consumer finance and equipment finance of 48.2% and 29.0%, respectively. Average commercial real estate – other increased $193 million, or 1.8%. The increase was 0.6% adjusted for the loan reclassification described above.

Average commercial real estate – residential ADC declined $900 million, or 39.2%, compared to the fourth quarter of 2011 due to continued weakness in residential real estate development. In addition, covered loans continued to runoff, resulting in a decline of $1.6 billion or 31.9%.

Fourth Quarter 2012 compared to Third Quarter 2012

Average loans held for investment for the fourth quarter of 2012 increased $850 million, or an annualized 3.0%, compared to the third quarter of 2012. Average commercial and industrial loans and leases increased $506 million, or an annualized 5.4% (6.7% adjusted for the loan reclassification), compared to the prior quarter, reflecting continued growth in middle market corporate lending throughout BB&T’s footprint. Average loan balances in the commercial and industrial loan portfolio were negatively impacted by the reclassification previously noted. Average residential mortgage loans increased $339 million, or an annualized 5.7%, compared to the prior quarter, which primarily reflects the impact of the BankAtlantic acquisition on average loan balances. Average direct retail loans increased $247 million, or an annualized 6.3%, as a result of the BankAtlantic acquisition and higher loan production during the quarter. Average loans in commercial real estate – other increased $209 million, which was primarily the result of the loan reclassification described above (adjusted annualized increase of 2.9%).

Declines in average commercial real estate – residential ADC and the covered loan portfolio of 35.3% and 36.3% on an annualized basis, respectively, partially offset the loan growth described above. The decline in the commercial real estate – residential ADC portfolio reflects continued weakness in certain aspects of this portfolio. The decline in the covered loan portfolio reflects expected loan runoff.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q4	Q3	Q4	Q4 12 vs.	Q4 12 vs.
	2012	2012	2011	Q3 12	Q4 11
				(annualized)
Noninterest-bearing deposits	$31,849	$29,990	$25,216	24.7	26.3
Interest checking	19,837	20,157	19,467	(6.3)	1.9
Money market and savings	47,965	47,500	44,789	3.9	7.1
Certificates and other time deposits	31,724	30,727	32,290	12.9	(1.8)
Foreign office deposits - interest-bearing	387	321	163	81.8	137.4
Total deposits	$131,762	$128,695	$121,925	9.5	8.1

Fourth Quarter 2012 compared to Fourth Quarter 2011

Average deposits for the fourth quarter of 2012 increased $9.8 billion, or 8.1%, compared to the same period of 2011. The mix of the portfolio has continued to improve with growth of $6.6 billion and $3.5 billion in noninterest-bearing and lower-cost interest-checking, money market and savings accounts, respectively, and a decrease in certificates and other time deposits totaling $566 million. The cost of interest-bearing deposits was 0.38% for the fourth quarter of 2012, a decrease of 18 basis points compared to the same period of 2011.

The growth in noninterest-bearing deposits was led by commercial accounts, which contributed $4.4 billion of the growth in this category. Noninterest-bearing deposits for retail accounts and public funds grew $1.2 billion and $978 million, respectively. The increase in interest checking and money market and savings accounts was driven by increases in retail and commercial accounts of $4.1 billion and $1.7 billion, respectively. The growth in these accounts was partially offset by a decrease in interest checking and money market and savings accounts held by public funds totaling $2.3 billion. Certificates and other time deposits decreased $566 million, while the cost for these products declined 40 basis points.

Fourth Quarter 2012 compared to Third Quarter 2012

Average deposits for the fourth quarter of 2012 increased $3.1 billion, or 9.5% on an annualized basis, compared to the third quarter of 2012. The cost of interest-bearing deposits continued to improve based on strong growth in average noninterest-bearing deposits, which increased $1.9 billion, or 24.7% on an annualized basis. Overall the cost of interest-bearing deposits decreased four basis points to 0.38% during the fourth quarter of 2012.

The growth in average noninterest-bearing deposits was led by commercial accounts, which increased $1.2 billion, or an annualized 22.4%, while retail and public fund noninterest bearing accounts increased $261 million and $385 million, respectively. Average certificates and other time deposits increased $997 million, while the cost of this funding source declined nine basis points to 0.90%. Money market and savings accounts increased $465 million during the fourth quarter of 2012, based on strong growth in retail accounts, which increased $620 million compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 12 vs.	Q4 12 vs.
	2012	2012	2011	Q3 12	Q4 11

Community Banking	$220	$250	$50	$(30)	$170
Residential Mortgage Banking	86	83	37	3	49
Dealer Financial Services	38	53	49	(15)	(11)
Specialized Lending	72	43	64	29	8
Insurance Services	39	16	25	23	14
Financial Services	90	71	79	19	11
Other, Treasury and Corporate	4	(20)	96	24	(92)
Total net income	$549	$496	$400	$53	$149

Fourth Quarter 2012 compared to Fourth Quarter 2011

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships. The fourth quarter of 2012 results for Community Banking include BankAtlantic, which was converted in October 2012.

Community Banking net income was $220 million in the fourth quarter of 2012, an increase of $170 million over the fourth quarter of 2011. The increase in net income compared to the fourth quarter of 2011 was primarily due to a $276 million decrease in noninterest expense and a $55 million increase in noninterest income, offset by a $103 million increase in the provision for income taxes, a $32 million increase in allocated corporate expenses and a $30 million decrease in segment net interest income. The decrease in noninterest expense was driven by lower foreclosed property expenses. The increase in noninterest income was primarily due to the allocation of losses on commercial loans held for sale in the prior year. Community Banking also benefited from an increase in debit interchange fees and service charges on deposits in the current quarter partially due to BankAtlantic. The decrease in segment net interest income was primarily due to lower funds transfer pricing (“FTP”) credits earned on deposits compared to the prior year. The decrease in net funds transfer pricing was partially offset by improvements in the deposit mix as a result of checking balance growth and a managed reduction in client certificates of deposits.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by Community Banking as well as those purchased from various correspondent originators. Mortgage loan products include fixed- and adjustable-rate government and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $86 million in the fourth quarter of 2012, an increase of $49 million over the fourth quarter of 2011. The increase in net income was primarily attributable to a $95 million increase in noninterest income and a $15 million increase in segment net interest income, partially offset by a $30 million increase in the provision for income taxes and a $17 million increase in the allocated provision for loan and lease losses. The increase in noninterest income was driven by higher mortgage loan production and sales, partially offset by a decrease in the fair value of net mortgage servicing rights. The increase in segment net interest income was driven by growth of 18.4% in average residential mortgage loans held for investment, when compared to the fourth quarter of 2011. The increase in the allocated provision for loan and lease losses was primarily due to reserve rate adjustments.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $38 million in the fourth quarter of 2012, a decrease of $11 million from the fourth quarter of 2011. The decrease in net income was primarily due to a $25 million increase in the allocated provision for loan and lease losses partially offset by an $11 million increase in segment net interest income. The increase in the allocated provision for loan and lease losses was primarily due to loan growth and reserve rate adjustments for Regional Acceptance Corporation. The increase in segment net interest income was primarily attributable to Regional Acceptance Corporation, which benefited from lower FTP cost of funding coupled with growth in the loan portfolio. Dealer Financial Services grew average loans by 4.8% compared to the fourth quarter of 2011.

Specialized Lending

BB&T’s Specialized Lending segment consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

Specialized Lending net income was $72 million in the fourth quarter of 2012, an increase of $8 million over the fourth quarter of 2011. The increase in net income was primarily due to a $20 million increase in segment net interest income and an $8 million increase in noninterest income, partially offset by an $11 million increase in noninterest expense and a $10 million increase in the provision for income taxes. Segment net interest income growth was driven by 48.2% growth in average loan balances in small ticket financing, which resulted from expanded dealer financing relationships. In addition, Mortgage Warehouse Lending’s average loan balances grew 31.5% when compared to the same period of the prior year, as a result of increased market penetration, higher commitment levels, and higher line usage. The increase in noninterest income was driven by higher Equipment Finance leasing income and Grandbridge commercial mortgage banking income. The increase in noninterest expense was the result of higher personnel and incentive expense, depreciation on property held under Equipment Finance operating leases and Grandbridge loan servicing provision expense.

Insurance Services

BB&T’s insurance agency / brokerage network is the eighth largest in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services net income was $39 million in the fourth quarter of 2012, an increase of $14 million over the fourth quarter of 2011. Noninterest income growth of $113 million was primarily driven by the acquisition of Crump Insurance on April 2, 2012, which contributed $83 million of insurance income in the fourth quarter of 2012. In addition, Insurance Services benefited from organic growth through higher commissions on property and casualty insurance as insurance pricing continues to firm. Employee benefit commission growth was driven by revenues from two California-based companies acquired in the fourth quarter of 2011: Precept, a full-service employee benefits consulting and administrative solutions firm, and Liberty Benefit Insurance Services, a full-service employee benefits broker. Higher noninterest income growth was offset by an $84 million increase in noninterest expense, primarily the result of acquisition-related personnel costs.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc., a subsidiary of Branch Bank. The segment includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships, and client derivatives.

Financial Services net income was $90 million, an increase of $11 million over the fourth quarter of 2011. The increase in net income was driven by a $17 million decrease in the allocated provision for loan and lease losses, a $12 million increase in noninterest income and a $9 million increase in segment net interest income. The decrease in provision expense was primarily due to reserve rate adjustments related to the commercial and industrial loan portfolio. The increase in noninterest income was driven by higher investment banking and brokerage fees and commissions, and higher trust and investment advisory revenues. The increase in segment net interest income was primarily due to strong loan and transaction deposit growth generated by Corporate Banking and BB&T Wealth. Corporate Banking’s loan and transaction deposit growth over the prior year totaled 39.9% and 129.6%, respectively. These increases were generated through strong growth in both existing core markets as well as newer markets, including Texas. BB&T Wealth had loan and transaction deposit growth over the prior year totaling 26.5% and 23.8%, which was driven by client acquisition and cross-selling initiatives. The growth in noninterest income and segment net interest income was offset by a $20 million increase in noninterest expense primarily related to incentives for revenue producers and a $7 million increase in the provision for income taxes.

BB&T Wealth has expanded its loan delivery platform to provide a tailored origination and servicing experience to meet the unique needs of the wealth client, making its lending products more competitive in the market and enabling BB&T Wealth to better serve current clients and compete for new clients. Segment net interest income for Financial Services includes the net interest margin and FTP related to the loans and deposits assigned to the Wealth Division that are housed in the Community Bank.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet. In the fourth quarter of 2012, Other, Treasury & Corporate generated net income of $4 million, compared to net income of $96 million in the fourth quarter of 2011. The decrease in net income was driven by a $185 million decrease in noninterest income, partially offset by a $53 million decrease in the allocated provision for loan and lease losses and a $42 million decrease in allocated corporate expenses. The decrease in noninterest income was primarily due to securities gains on the investment portfolio in the prior year, a decrease in the offset for provision of covered loans and allocation of losses on commercial loans held for sale to the Community Banking segment in the prior year, and offsets to higher mortgage loan and insurance referral income generated by the Community Banking and Insurance segments. The decrease in the allocated provision for loan and lease losses was the result of the decline in the provision for covered loans, while the decrease in allocated corporate expenses was primarily due to changes in intersegment service center allocations.

Fourth Quarter 2012 compared to Third Quarter 2012

Community Banking

Community Banking net income was $220 million in the fourth quarter of 2012, a $30 million decrease from the prior quarter. The decrease in net income compared to the prior quarter was driven by a $37 million increase in noninterest expense, primarily related to the inclusion of BankAtlantic in the segment for the fourth quarter and an intersegment change in occupancy expenses. There was also a $37 million increase in the allocated provision for loan and lease losses, primarily due to segment loan growth and reserve rate adjustments. These changes were partially offset by a $16 million decrease in the provision for income taxes and a $15 million increase in noninterest income. The increase in noninterest income was primarily due to higher debit interchange fees and service charges on deposits partially due to BankAtlantic.

Residential Mortgage Banking

Residential Mortgage Banking net income was $86 million in the fourth quarter of 2012, an increase of $3 million over the prior quarter. The increase in net income compared to the prior quarter was primarily due to a $16 million increase in noninterest income, a $13 million decrease in noninterest expense and an $8 million increase in segment net interest income, partially offset by a $33 million increase in the allocated provision for loan and lease losses. The increase in noninterest income was driven by higher mortgage loan production and sales, partially offset by a decrease in the fair value of net mortgage servicing rights. The decrease in noninterest expense was driven by lower loan repurchase reserve expense. The increase in the allocated provision for loan and lease losses was primarily due to reserve rate adjustments.

Dealer Financial Services

Dealer Financial Services net income was $38 million in the fourth quarter of 2012, a decrease of $15 million from the prior quarter. The decrease in net income compared to the prior quarter was primarily due to a $24 million increase in the allocated provision for loan and lease losses as a result of reserve rate adjustments and seasonally higher loan charge-offs in the Regional Acceptance loan portfolio, offset by a $9 million decrease in the provision for income taxes.

Specialized Lending

Specialized Lending net income was $72 million in the fourth quarter of 2012, an increase of $29 million over the prior quarter. The increase in net income compared to the prior quarter was driven by a $44 million decrease in the allocated provision for loan and lease losses, offset by a $19 million increase in the provision for income taxes. This decrease in provision expense was primarily the result of reserve rate adjustments on its commercial and industrial loan portfolio, as well as prior quarter adjustments to loss factors resulting from an acceleration in the timing of certain consumer loan charge-offs.

Insurance Services

Insurance Services net income was $39 million in the fourth quarter of 2012, a $23 million increase over the prior quarter. The increase in net income compared to the prior quarter was primarily related to seasonality in the property and casualty insurance and life insurance businesses, with insurance noninterest income rising by $34 million. This increase in insurance noninterest income was offset by an $11 million increase in the provision for income taxes.

Financial Services

Financial Services net income was $90 million, a $19 million increase over the prior quarter. The increase in net income compared to the prior quarter was driven by a $20 million decrease in the allocated provision for loan and lease losses and a $12 million increase in noninterest income, partially offset by an $11 million increase in noninterest expense. The decrease in provision expense was driven by reserve rate adjustments related to the commercial and industrial loan portfolio and loan growth. The increase in noninterest income was primarily due to higher investment banking and brokerage fees and commissions, while the increase in noninterest expense was primarily related to higher commissions and incentives for revenue producers.

Other, Treasury & Corporate

In the fourth quarter of 2012, Other, Treasury & Corporate generated net income of $4 million, compared to a net loss of $20 million in the prior quarter. Fourth quarter results reflect intersegment transfer of BankAtlantic’s banking network to the Community Banking segment as of the conversion in October 2012. The increase in net income compared to the prior quarter was driven by a $78 million decrease in noninterest expense, partially offset by a $28 million decrease in segment net interest income and a $28 million decrease in noninterest income. Net income performance for the quarter was driven by the reduction of merger-related costs associated with the BankAtlantic acquisition in the prior quarter.

CAPITAL RATIOS (1)	2012				2011
	Q4	Q3	Q2	Q1	Q4
Risk-based
Tier 1 (%)	11.4	10.9	10.2	12.8	12.5
Total (%)	14.3	14.0	13.5	16.2	15.7
Leverage (%)	8.2	7.9	7.3	9.1	9.0
Tangible common equity (%) (2)	6.9	6.8	6.9	7.1	6.9
Tier 1 common equity to risk-weighted assets (%) (2)	9.7	9.5	9.7	10.0	9.7

(1) Current quarter regulatory capital ratios are preliminary.

(2) Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

BB&T’s capital levels remained strong at December 31, 2012. The increases in the regulatory risk-based capital and leverage ratios were primarily due to the issuance of $450 million of Tier 1 qualifying non-cumulative perpetual preferred stock during the fourth quarter of 2012.

BB&T declared total common dividends of $0.20 during the fourth quarter of 2012, which resulted in a dividend payout ratio of 28%.

BB&T’s Tier 1 common capital ratio under the currently proposed Basel III capital standards was estimated to be 8.0% at each date based on proposed U.S. rules and 9.3% at December 31, 2012 compared to 9.2% at September 30, 2012 based on international rules.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q4	Q3	Q4	Q4 12 vs.	Q4 12 vs.
	2012	2012	2011	Q3 12	Q4 11

Total nonperforming assets	$1,536	$1,718	$2,450	$(182)	$(914)
Total loans 90 days past due and still accruing	167	152	202	15	(35)
Total loans 30-89 days past due	1,068	1,028	1,132	40	(64)
Allowance for loan and lease losses	1,890	1,914	2,107	(24)	(217)
Total performing TDRs	1,302	1,074	1,109	228	193

Nonperforming loans and leases as a percentage of total
loans and leases (%)	1.20	1.35	1.76	(0.15)	(0.56)
Nonperforming assets as a percentage of total assets (%)	0.85	0.97	1.45	(0.12)	(0.60)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.70	1.73	2.05	(0.03)	(0.35)
Net charge-offs as a percentage of average loans and
leases (%) annualized	1.04	1.08	1.46	(0.04)	(0.42)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	1.60	1.59	1.40	0.01	0.20
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.37	1.24	1.13	0.13	0.24

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets, excluding covered foreclosed real estate, decreased $182 million compared to September 30, 2012 due to declines of $160 million in nonperforming loans and $22 million in foreclosed real estate and other foreclosed property. Nonperforming assets have declined 37.3% since December 31, 2011, and are at the lowest level since the second quarter of 2008.

Total performing troubled debt restructurings (“TDRs”), excluding loans guaranteed by the government, were $1.3 billion at December 31, 2012, an increase of $228 million compared to September 30, 2012. During the third quarter of 2012, a national bank regulatory agency issued guidance that requires certain loans to be accounted for as TDRs and possibly as nonperforming, regardless of their actual payment history and expected performance. As of December 31, 2012, the Company’s primary regulators had not reached a final decision on how this guidance may apply to its regulated entities. Based upon a preliminary interpretation of this guidance, BB&T classified these loans as TDRs in the fourth quarter, which resulted in the increase noted above. Approximately 77% of these loans have been current for two years or more and approximately 92% are less than 60 days past due. As a result, the Company has concluded that it has a reasonable expectation of collection of principal and interest and therefore has classified these loans as performing. The Company’s exposure to any potential collateral shortfall has been considered in the allowance for loan and lease losses recorded at December 31, 2012. In addition, BB&T classified approximately $44 million of loans already on nonaccrual status as TDRs as a result of this evaluation, which had an insignificant impact on the allowance as these loans had been previously charged down. BB&T will evaluate the impact of any guidance related to this issue when it is issued by its primary regulators or the SEC. This evaluation may result in additional nonperforming assets and charge-offs in the future.

Loan delinquencies were up slightly during the fourth quarter of 2012. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $1.1 billion at December 31, 2012, an increase of $40 million compared to September 30, 2012, due primarily to normal seasonal increases in retail loans. Loans 90 days past due and still accruing, excluding loans guaranteed by the government, were $167 million at December 31, 2012, an increase of $15 million compared to September 30, 2012.

Excluding covered loans, net charge-offs during the fourth quarter of 2012 totaled $295 million and were 1.04% of average loans and leases compared to $303 million and 1.08% during the third quarter of 2012.

As of December 31, 2012, the allowance for loan and lease losses was 1.70% of total loans and leases held for investment, excluding covered loans, compared to 1.73% at September 30, 2012, and 2.05% at December 31, 2011. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 137% of nonperforming loans and leases held for investment, excluding covered loans, compared to 124% at September 30, 2012.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live fourth quarter 2012 earnings conference call at 7:30 a.m. (ET) today, call (888) 632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website. Replays of the conference call will be available on the BB&T website or by dialing 1-888-203-1112 (access code 4313363) until February 17, 2013.

To access the presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About” and proceed to “Investor Relations.” The presentation can be found under “View Recent Presentations.”

BB&T’s Fourth Quarter 2012 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.BBT.com/financials.html.

About BB&T

As of December 31, 2012, BB&T is one of the largest financial services holding companies in the U.S. with $183.9 billion in assets and market capitalization of $20.4 billion. Based in Winston-Salem, N.C., the company operates approximately 1,830 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

#-#-#

Current quarter capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. The Basel III Tier I common equity ratio is also a non-GAAP measure and reflects management’s best estimate of the proposed regulatory requirements, which are subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included on the Investor Relations section of BB&T’s website and in BB&T’s Fourth Quarter 2012 Quarterly Performance Summary, which is available on BB&T’s website at www.BBT.com/financials.html.

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.